Exhibit 99.6

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS

DISTRIBUTED TO STOCKHOLDERS OF

HOWARD BANCORP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,

ON [expiration date], UNLESS EXTENDED.

____________, 2012

To Our Clients:

Enclosed for your consideration is a prospectus, dated ________ __, 2012 (the “Prospectus”) and the “Beneficial Owner Election Form” relating to the offering (the “Rights Offering”) by Howard Bancorp, Inc. (the “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on [record date] (the “Record Date”). The Subscription Rights and Common Stock are described in the Prospectus.

In the Rights Offering, the Company is offering an aggregate of 958,679 shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [expiration date] (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder to subscribe for 0.3631 shares of Common Stock (the “Basic Subscription Right”) at the cash price of $7.30 per full share (the “Subscription Price”). For example, if a recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, the recordholder would receive 100 Rights and would have the right to purchase 36.31 shares of Common Stock (rounded down to 36 shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription option (the “Over-Subscription Option”) to subscribe for a portion of any shares of the Company’s Common Stock that are not purchased by its stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability, the acceptance of such subscription by the Company in its sole discretion and the allocation process more fully described in the Prospectus. If over-subscription requests exceed the number of shares of Common Stock available, the Company expects that it will generally allocate the available shares of Common Stock pro rata among its stockholders exercising the Over-Subscription Option in proportion to the number of shares of Common Stock owned by such stockholder as of 5:00 p.m., Eastern Time, on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Option. If this pro rata allocation results in any stockholder receiving a greater number of shares of Common Stock than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Option, then the Company expects that such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining shares of Common Stock will be allocated among all other stockholders exercising the Over-Subscription Option on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock have been allocated.

You will be required to submit payment in full for all the shares for which you wish to subscribe via the exercise of your Over-Subscription Option. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Time, if you wish to maximize the number of shares you subscribe for pursuant to your Over-Subscription Option, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder, other than you, has purchased any shares of Common Stock pursuant to the Basic Subscription Right. The Company will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Option by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock for which you subscribe pursuant to the exercise of your Over-Subscription Option at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Option if all of its stockholders exercise their Basic Subscription Rights in full, and it will only accept a subscription pursuant to the exercise of an Over-Subscription Option to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights, in any case subject to the Company’s acceptance of the subscription.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares allocated to you pursuant to the Over-Subscription Option is less than the amount you actually paid in connection with the exercise of the Over-Subscription Option, you will be allocated a maximum of only the number of Unsubscribed Shares available to you, as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable but in any case within 90 days of the payment date.

•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Option is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Option, you will be allocated, to the extent the subscription pursuant to the exercise of the Over-Subscription Option is accepted, the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Option. See “The Right Offering — The Subscription Rights — Over-Subscription Option.”

The Subscription Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form.

Your Beneficial Owner Election Form to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Subscription Rights Offering will expire at the Expiration Time. Once you have exercised the Basic Subscription Right or the Over-Subscription Option, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from the subscription agent, Registrar and Transfer Company, at 800-368-5948 or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the Rights Offering should be directed to Registrar & Transfer Company. You also may direct questions or requests for assistance concerning the rights offering to Registrar and Transfer Company. General questions about the rights offering may also be directed to Mary Ann Scully, Howard Bancorp’s President and Chief Executive Officer, or George C. Coffman, Howard Bancorp’s Chief Financial Officer, at (410) 750-0020.

Very truly yours,

Record Holder